Reed’s, Inc. Announces Fourth Quarter and Full Year 2018 Financial Results

Key transformation initiatives completed during 2018 with investments in sales and marketing accelerating in 2019

Net sales grew 1% during 2018 driven by core brand gross sales growth of 8%, including over 30% growth of the Virgil’s brand in the fourth quarter

Gross profit increased 55% during 2018 with gross margin of 28%

Significant new product innovation rolling out in the second quarter of 2019

NORWALK, CT, March 28, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal fourth quarter and full year ended December 31, 2018.

Highlights for the Fourth Quarter of 2018

●	Net Sales were $9.6 million in the fourth quarter and consistent with the prior year, while core brand gross sales increased 10% driven by strong growth of the Virgil’s brand, which increased 33%;

●	Gross profit increased 29% to $2.7 million from $2.1 million in the prior year period. Gross margin increased 620 basis points to 28% from 21% in the prior year period;

●	Operating loss narrowed to $2.1 million from $6.1 million in the fourth quarter of 2017, which included a $3.9 million asset impairment charge in anticipation of plant sale. Fourth quarter 2018 operating loss included $0.6 million of incremental investment in sales and marketing to support new product launches and future sales growth;

●	Net loss was $2.7 million or $0.10 per share compared to $10.9 million or $0.68 per share in the prior year period; and

●	Completed sale of manufacturing facility and private label business, transitioning to asset-light sales and marketing model.

Highlights for the Full Year of 2018

●	Net Sales grew 1% to $38.1 million from $37.7 million in the prior year, reflecting an 8% increase in gross sales of core brands, partially offset by expected declines in non-core brands and discontinued items. Favorable pricing along with Virgil’s zero sugar can innovation were key drivers of core brand sales growth;

●	Gross profit increased 55% to $10.7 million from $6.9 million in the prior year period. Gross margin increased 975 basis points to 28% from 18% in the prior year period;

●	Operating loss narrowed to $8.1 million from $11.7 million in the prior year period; and

●	Net loss was $10.3 million or $0.41 per share compared to $18.4 million or $1.24 per share in the prior year period.

Management Commentary

“2018 was a significant year for Reed’s as we completed the key components of our transformation plan, transitioned to an asset-light sales and marketing model, accelerated innovation and laid the groundwork to increase investment behind our brands and drive sales growth,” stated Val Stalowir CEO of Reed’s, Inc. “The introduction of Virgil’s Zero Sugar in cans has returned the brand to strong double-digit growth, including 33% gross sales growth during the fourth quarter. Additionally, we have completed the refresh of the Reed’s brand with significantly enhanced package designs, an updated website and social media platforms. We completed the development and preparation for the launch of Reed’s in cans and our newest innovation of Reed’s Zero Sugar, both of which have begun to ship in the first quarter. We are looking forward to the launch of our first ever 360 degree consumer marketing campaign in five key markets on May 1st. In the second quarter, we will begin testing Reed’s ready-to-drink Mules and Reed’s Wellness Ginger Beer with Hemp Extract. We anticipate accelerated growth for the Reed’s brand and forecast 20% to 30% growth of our core brands during 2019. We generated a nearly 1,000 basis point increase in our gross margins during 2018 and anticipate further improvement as 2019 progresses as we capture scale efficiencies in cans and the elimination of idle plant costs as we have exited our Los Angeles production facility. As a result of our very successful recent follow-on offering, where we raised $16.2 million of gross proceeds, we are well capitalized to support our growth initiatives.”

Mr. Stalowir continued “We are confident we now have the necessary elements in place—the right team, partners, innovative products and capital—to drive significant volume growth and shareholder value in 2019 and beyond.”

Financial Overview for the Fourth Quarter of 2018 Compared to the Fourth Quarter of 2017

During the fourth quarter of 2018, net sales were consistent with the prior year at $9.6 million, while core brand gross sales increased 10% compared to the same period in 2017. The core brand growth was driven by 33% growth of the Virgil’s brand, including continued momentum of the Virgil’s Zero Sugar offering. The core brand growth was offset by lower sales of exited and non-core products.

Gross profit during the fourth quarter of 2018 increased 29% to $2.7 million compared to the same period in 2017. Gross margin was 28% of net sales during the fourth quarter of 2018 compared to 21% of net sales in the same period in 2017. The 620 basis point year over year improvement in gross margin was primarily driven by benefits of a new glass supplier contract with Owens-Illinois, higher average selling prices and SKU rationalization.

Delivery and handling costs increased 56% to $1.9 million during the fourth quarter of 2018 compared to the same period in 2017. As a percentage of net sales, delivery and handling costs increased 710 basis points compared to the prior year, primarily as a result of an industry wide increase in freight rates, transition charges from and to new warehouse partners, sole sourced can production on the East Coast and higher inventory levels.

Selling and marketing costs increased 89% to $1.3 million during the fourth quarter of 2018. As a percentage of net sales, selling and marketing costs increased 630 basis points to 13%. The increase was driven by the establishment of an internal marketing department, the development of outside creative, public relations and support agencies, and significant investment in new product initiatives. The sales and marketing is consistent with the Company’s strategy to refresh the brands, launch new products and packaging into the market, and lay the ground work to re-accelerate growth of the core brands.

General and administrative expenses decreased to $1.5 million during the fourth quarter of 2018 compared to $2.4 million in the prior year period. General and administrative expenses in the prior year period included $0.8 million related to increased share-based compensation associated with the restructuring of the Board of Directors and $0.2 million of bad debt expense associated with an exit from a co-packer.

Operating loss during the fourth quarter of 2018 narrowed to $2.1 million from $6.1 million in the prior year period.

Interest expense decreased to $0.7 million during the fourth quarter of 2018 from $1.2 million during the fourth quarter of 2017. During the fourth quarter of 2018, the Company recorded a benefit of $0.1 million related to the change in fair value of warrant liability, compared to $0 in the prior year. Additionally, in the fourth quarter of 2017, the Company incurred approximately $3.6 million related to costs associated with the extinguishment of a convertible note.

Net loss during the fourth quarter of 2018 was $2.7 million, or $0.10 per share, compared to $10.9 million, or $0.68 per share in the fourth quarter of 2017. The net loss in 2017 included a $3.9 million impairment in anticipation of the sale of the Los Angeles production facility.

Financial Overview for the Full Year of 2018 Compared to the Full Year of 2017

During the full year of 2018, net sales increased 1% to $38.1 million, while core brand gross sales increased 8% compared to the same period in 2017. The core brand growth was driven by 19% growth of Virgil’s brand in volume and favorable pricing.

Gross profit during the full year of 2018 increased 55% to $10.7 million compared to the same period in 2017. Gross margin was 28% of net sales during the full year of 2018 compared to 18% of net sales in the same period in 2017. The 975 basis point improvement was primarily driven by the benefits of a new glass supplier contract with Owens-Illinois, higher average selling prices and SKU rationalization.

Delivery and handling costs increased 39% to $5.5 million during the full year of 2018 compared to the same period in 2017. As a percentage of net sales, delivery and handling costs increased 395 basis points compared to the prior year, primarily as a result of an industry wide increase in freight rates, transition charges from and to new warehouse partners, sole sourced can production on the East Coast and higher inventory levels.

Selling and marketing costs increased 62% to $4.9 million during the full year of 2018. As a percentage of net sales, selling and marketing costs increased 480 basis points to 13%. The increase was driven by the establishment of an internal marketing department and the development of outside creative, public relations and support agencies, and significant investment in new product initiatives. The increased investment in sales and marketing is consistent with the Company’s strategy to refresh the brands, launch new products and packaging into the market, and lay the ground work to re-accelerate growth of the core brands.

General and administrative expenses increased to $8.4 million during the full year of 2018 compared to $5.8 million in the prior year period, primarily as a result of additional non-cash stock option expense ($1.1 million), transition and severance expenses associated with upgrading the Company’s human resources capabilities and the corporate relocation to Norwalk, CT ($0.9 million) and bonus accruals ($0.5 million).

Operating loss during the full year of 2018 narrowed to $8.1 million from $11.7 million in the prior year period.

Interest expense decreased to $2.2 million during the full year of 2018 from $3.5 million during the prior year period.

Net loss during the full year of 2018 was $10.3 million, or $0.41 per share, compared to $18.4 million, or $1.24 per share in the fourth quarter of 2017.

Liquidity and Cash Flow

During the full year of 2018, the Company used $9.3 million of cash in operating activities compared to $3.4 million of cash used in operating activities in the prior year period. The increase in cash used in operating activities includes cash used to pay down stretched payables during the first quarter of 2018 as well as higher inventory levels to support the LA plant exit and expected growth. On October 9, 2018, the Company announced it had successfully refinanced its outstanding credit facilities. The refinancing, led by Rosenthal & Rosenthal, strengthens the Company’s financial profile, significantly reduces debt service and lowers borrowing costs. The $13.0 million asset based loan replaced the Company’s existing credit agreements with PMC.

Follow-on Offering

On February 20, 2019, the Company closed an underwritten public offering of 7.7 million shares of common stock, including 1.0 million shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares to cover over-allotments, at a public offering price of $2.10 per share. The gross proceeds to the Company from this offering were approximately $16.2 million, before deducting underwriting discounts and commissions and other offering expenses. The company intends to use the net proceeds from the offering to fund accelerated growth of its business, support new product launches, invest in sales and marketing programs, working capital, and for general corporate purposes.

Sale of Los Angeles Facility

On December 31, 2018, the Company completed the sale of its Los Angeles beverage manufacturing operations, equipment and private label business. After an extensive sale process led by Gordon Brothers, Reed’s sold the beverage manufacturing equipment and private label beverage business for a purchase price of $1.25 million in cash pursuant to an asset purchase agreement with California Custom Beverage, an entity owned by Chris Reed, founder, CIO and board member of Reed’s. In conjunction with the sale, the buyer assumed the Company’s lease obligation, relieving the Company of annual lease payments of $0.4 million. This sale marked the completion of the final major initiative in optimizing the company’s operating model.

Full Year 2019 Guidance

The Company is reiterating the annual guidance previously stated in the prospectus supplement released in conjunction with the Company’s secondary offering filed on February 19, 2019. The Company expects to generate revenue in the range of $42 million to $44 million for the full year 2019 and anticipates year-over-year core brand growth of 20% to 30%. The Company anticipates a gross margin of between 28% to 32% for the first half of 2019 and a gross margin of 32% or greater for the second half of 2019.

Fourth Quarter and Full Year 2018 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, March 28, 2019 to discuss its fourth quarter and full year 2018 results. This conference call can be accessed via a link on Reed’s investor website at http://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=133576. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least five minutes before the start of the conference call.

A replay of the webcast will be archived on the Company’s website under the “Investors” section at www.reedsinc.com for approximately 90 days.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

Public Relations and Media

Carina Troy, 360PR+

(347) 763-6555

Email: ctroy@360pr.plus

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Full Year Ended December 31, 2018 and 2017

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net Sales	$9,629	$9,668	$38,102	$37,714
Cost of goods sold	6,977	7,605	27,424	30,821
Gross profit	2,652	2,063	10,678	6,893

Operating expenses:
Delivery and handling expense	1,891	1,211	5,489	3,942
Selling and marketing expense	1,278	677	4,879	3,021
General and administrative expense	1,530	2,352	8,383	5,754
Impairment of assets	229	3,925	229	5,925
Gain on sale of Los Angeles plant	(180)	-	(180)	-
Total operating expenses	4,748	8,165	18,800	18,642

Loss from operations	(2,096)	(6,102)	(8,122)	(11,749)

Interest expense and other financing related costs, net	(659)	(1,221)	(2,201)	(3,491)
Financing costs and warrant modification	0	0		(2,776)
Change in fair value of warrant liability	95	39	(2)	3,275
Extinguishment of convertible note	0	(3,632)		(3,632)
Net loss	(2,660)	(10,916)	(10,325)	(18,373)

Preferred Stock Dividends	-	-	(5)	(5)
Net loss attributable to common stockholders	$(2,660)	$(10,916)	$(10,330)	$(18,378)

Loss per share – basic and diluted	$(0.10)	$(0.68)	$(0.41)	$(1.24)

Weighted average number of shares outstanding – basic and diluted	25,705,555	16,094,187	25,357,566	14,775,828

REED’S, INC.

BALANCE SHEETS

As of December 31, 2018 and 2017

(Amounts in thousands)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash	$624	$12,127
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $623 and $601, respectively	2,608	2,691
Receivable from related party	195	-
Inventory, net of reserve for obsolescence of $197 and $509, respectively	7,380	5,931
Prepaid expenses and other current assets	131	199
Total Current Assets	10,938	20,948

Property and equipment, net of accumulated depreciation of $342 and $799, respectively	896	174
Equipment held for sale, net of impairment reserves of $118 and $5,925, respectively	82	2,549
Intangible assets	576	805
Total assets	$12,492	$24,476

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$5,721	$7,480
Accrued expenses	1,483	220
Advances from officers	-	277
Line of credit	6,980	3,301
Current portion of leases payable	51	198
Current portion of long term financing obligation	-	222
Current portion of bank notes	-	6,947
Total current liabilities	14,235	18,645

Leases payable, less current portion	801	236
Long term financing obligation, less current portion, net of discount of $714 at December 31, 2017	-	1,250
Convertible note to a related party	4,161	3,690
Warrant liability	38	36
Other long term liabilities	-	111
Total Liabilities	19,235	23,968

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 70,000,000 and 40,000,000 shares authorized, respectively; 25,729,461 and 24,619,591 shares issued and outstanding, respectively	3	2
Common stock issuable, 400,000 shares at December 31, 2017	-	680
Additional paid in capital	53,591	49,833
Accumulated deficit	(60,431)	(50,101)
Total stockholders’ equity (deficit)	(6,743)	508
Total liabilities and stockholders’ equity (deficit)	$12,492	$24,476

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2018 and 2017

(Unaudited)

(Amounts in thousands)

	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net loss	$(10,325)	$(18,373)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	86	551
Gain on sale of Los Angeles plant	(180)	-
Amortization of discount on Long-term financing obligation	110	1,379
Amortization of capitalized financing costs	75	-
Amortization of right of use assets	22	-
Loss on cancellation of capital leases	94	-
Stock options issued to employees for services	1,161	276
Common stock issuable for services	820	680
Common stock issued for services	100	99
Increase in allowance for doubtful accounts	22	345
Reserve for impairment on equipment held for sale	-	5,925
(Decrease) increase in inventory reserve	(312)	394
(Decrease) increase in fair value of warrant liability	2	(3,275)
Fair value of warrants recorded as financing costs	-	908
Cost of warrant modification	-	1,868
Accrual of interest on Convertible note to a related party	471	290
Loss on extinguishment of debt	-	3,632
Gain (loss) on sale or disposal of equipment	(5)	63
Write off intangible asset	229	-
Changes in operating assets and liabilities:
Accounts receivable	61	(551)
Inventory	(1,157)	560
Prepaid expenses and other assets	68	301
Accounts payable	(1,762)	1,521
Accrued expenses	1,190	34
Other long term obligations	(28)	(49)
Net cash used in operating activities	(9,258)	(3,422)
Cash flows from investing activities:
Cash proceeds from sale of Los Angeles plant	1,050	-
Proceeds from sale of property and equipment	51	-
Purchase of property and equipment	(159)	(813)
Net cash provided by (used in) investing activities	942	(813)
Cash flows from financing activities:
Borrowings on line of credit	47,560	38,355
Repayments of line of credit	(43,204)	(39,438)
Capitalization of financing costs	(591)	-
Principal repayments on capital expansion loan	(3,947)	(725)
Principal repayments on bank notes	(3,000)	-
Principal repayments on long term financial obligation	(253)	(191)
Advances from officers	200	277
Repayment of amounts due to officers	(472)	-
Principal repayments on capital lease obligation	(312)	(187)
Exercise of warrants	832	1,650
Proceeds from sale of common stock	-	13,087
Proceeds from issuance of convertible note	-	3,083
Net cash provided by (used in) financing activities	(3,187)	15,911
Net decrease in cash	(11,503)	11,676
Cash at beginning of period	12,127	451
Cash at end of period	$624	$12,127

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,351	$1,806
Non Cash Investing and Financing Activities:
Debt discount on note recognized as warrant liability	-	3,083
Acquisition of lease asset and liability	730	-
Property and equipment acquired through capital expansion loan	-	723
Preferred Stock dividends paid in Common Stock	5	5
Reclass of property to equipment held for sale	-	4,370
Extinguishment of warrant liability	-	2,634
Vendor credits issued for fixed asset purchase	108	-
Premium related to the issuance of convertible note	-	1,423
Fair value of warrant modification recorded as debt discount	161	-